Exhibit 10.1

January 10, 2024

Choudhary Yarlagadda

15 Dune Road

Westhampton Beach, NY 11978

Dear Choudhary:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Chimera Investment Corporation (the “Company”) and its affiliates. You and the Company agree as follows:

1. Last Day of Employment; Transition Period.

a) You and the Company have agreed that your last day of employment with the Company (the “Last Day of Employment”) will be (i) March 31, 2024 or, if mutually agreed upon by you and the Company, an earlier date on or after February 28, 2024 (in either case, the “Scheduled Last Day of Employment”), or (ii) such earlier date as your employment terminates as described below. You hereby resign from the Board of Directors of the Company effective as of the Last Day of Employment. In accordance with the terms and conditions of the Employment Agreement between you and the Company, effective January 1, 2023 (the “Employment Agreement”), you hereby resign from all other positions and offices you hold as an officer, director or employee of the Company and each of its affiliates (collectively, the “Group Companies”), effective as of the Last Day of Employment. You agree to execute and deliver to the Company any letters, documents and other instruments the Company reasonably requests as necessary or appropriate to confirm such resignations. You acknowledge that this Agreement constitutes your written Notice of Termination to the Company as described in Section 5(d) of the Employment Agreement, and you acknowledge that you do not have any disagreements or disputes with the Company and are choosing to resign voluntarily.

b) During the period between the date hereof (the “Delivery Date”) and the Last Day of Employment (the “Transition Period”), you will remain employed by the Company and will serve as the President, Chief Operating Officer and Co-Chief Investment Officer of the Company, performing the duties necessary or appropriate for those positions; provided that the Company may appoint a new Chief Investment Officer at any time, in which case you will cease to serve as Co-Chief Investment Officer. In addition, during the Transition Period, you will provide such transitional services for the Company as may be requested by the Chief Executive

Officer of the Company, which services may include assisting with the transition of your duties and responsibilities to other employees of the Company (the “Transition Services”). During the Transition Period, you agree to devote all of your business time and attention to your work for the Company and you agree that you will not (i) accept or maintain any other employment, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with your duties and responsibilities as a Company employee or creates a conflict of interest with the Company, or (iii) breach any of the Restrictive Covenants (as defined below).

c) During the Transition Period, you will continue to receive your base salary, subject to required deductions and withholdings, and you will continue to participate in Company employee benefit plans according to the terms of such plans.

d) During the Transition Period, you will continue to vest in your outstanding restricted stock units (“RSUs”) and performance stock unit (“PSUs”) in accordance with the applicable RSU and PSU agreements.

e) You agree that you will not receive an annual long term incentive award for 2024 or an Annual Cash Bonus (as defined in the Employment Agreement) for the 2024 calendar year.

f) You will cease participating in all Company benefit plans as of the Last Day of Employment, except that your health coverage under the Company’s health plan will continue through the end of the calendar month in which the Last Day of Employment occurs, pursuant to the terms of such plan.

g) Your obligation not to transfer certain shares of Company stock pursuant to Section 3(c) of the Employment Agreement will continue in effect according to its terms, and you will continue to be subject to the Company’s insider trading policy according to its terms.

h) The Company hereby waives its right under Section 5(d) of the Employment Agreement to require that you serve a period of Garden Leave (as defined in the Employment Agreement).

i) You acknowledge that you previously received an Annual Cash Bonus for the 2023 calendar year, and that you are not entitled to any further Annual Cash Bonus payments for 2023.

2. Accrued Obligations and Retirement Benefits.

a) Regardless of whether you sign this Agreement, you will receive any earned but unpaid base salary through the Last Day of Employment and any accrued but unused vacation time (including any accrued but unused Rollover Vacation Time (as defined below)) as of the Last Day of Employment, less required deductions and withholdings, which shall be payable to you on the next regularly scheduled pay period following the Last Day of Employment, in accordance with the Company’s payroll policies and practices then in effect. You will receive prompt reimbursement of business expenses reasonably incurred by you but not yet reimbursed by the Company in accordance with the Company’s expense reimbursement policy, and any other vested benefits owed to you under the terms of the Company’s benefit plans.

b) Unless your employment is terminated for Cause (as defined in the Employment Agreement), if you sign and do not revoke the First Release (as defined below) and you otherwise meet the Conditions described in Paragraph 2(c) below, your 18 days of accrued but unused vacation time from 2023 will be rolled over into 2024 (the “Rollover Vacation Time”). The Rollover Vacation Time will be in addition to any vacation time you accrue during 2024 in accordance with the Company’s regular vacation accrual policies and Section 4 of the Employment Agreement.

c) In further consideration of the release set forth in Paragraph 4 below and in lieu of any severance payments or benefits under any other severance plans or agreements that you may be a party to (including, without limitation, the Employment Agreement), the Company agrees to provide you with the following benefits set forth in Paragraphs 2(c)(i) through 2(c)(vi) below (collectively, the “Retirement Benefits”), subject to (A) your timely execution, delivery to the Company and non-revocation of this Agreement within twenty one (21) days following the Delivery Date (the “First Release”) and again within twenty one (21) days following the Last Day of Employment (the “Second Release”), (B) your continued employment with the Company through the Scheduled Last Day of Employment or an earlier date of termination by the Company without Cause, your cooperation with the Company during your employment and thereafter, and your continued compliance with the terms and conditions of this Agreement, (C) your continued compliance with the restrictive covenants and other continuing cooperation and other obligations set forth in this Agreement, all confidentiality and other obligations with respect to the Company under the Company’s code of business conduct and ethics and other applicable policies, and all other confidentiality, invention assignment, non-competition, non-solicitation, non-interference, non-disparagement and similar obligations of yours with respect to any Group Company, including without limitation those set forth in Sections 7 and 10 of the Employment Agreement, as modified by this Agreement, and in the Confidentiality and Proprietary Rights Agreement (the “Employee Confidentiality Agreement”), executed between you and the Company as of November 16, 2015, as modified by this Agreement (collectively, the “Restrictive Covenants”), and (D) your not engaging in any conduct that constitutes Cause (clauses (A) through (D) to be collectively referred to as the “Conditions”):

i) Your outstanding RSUs that vest solely on the basis of continued employment (other than the RSUs granted in connection with his promotion to President of the Company under the Restricted Stock Unit Award Agreement dated as of January 2, 2021 (“Promotion RSUs”)) will vest in full as of the Last Day of Employment and will be paid on the date specified in the applicable RSU agreement.

ii) Your outstanding PSUs will continue to vest, subject only to the achievement by the Company of the applicable performance goals, as though a termination of your employment had not occurred, and will be paid on the date specified in the applicable PSU agreement.

iii) The Promotion RSUs (to the extent not previously vested) will remain outstanding and eligible to vest on the applicable vesting date (January 15, 2024 or January 15, 2025) as if you had remained employed by the Company through such vesting date and will be payable after the applicable vesting date, on the date specified in such agreement. For the avoidance of doubt, and without limiting other provisions of this Agreement, the extended vesting of the Promotion RSUs is specially conditioned on your continuing to cooperate with the Company and provide the Transition Services in accordance with the terms of this Agreement and your satisfying all of the Conditions.

iv) The Company will reimburse you for 100% of the COBRA premiums incurred by you for you and your eligible dependents under the Company’s health care plan during the 12-month period following the Last Day of Employment. Such reimbursement will be provided on the payroll date immediately following the date on which you remit the applicable premium payment and will commence within 60 days after the Last Day of Employment, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; provided that, the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Last Day of Employment and ending on the date of the first reimbursement payment. Reimbursement payments will be treated as taxable compensation to you.

v) The Company will waive the noncompetition provision of the Employment Agreement (Section 7(f)(vi)) effective from and after the Last Day of Employment.

vi) Within thirty (30) days following your written request (which must include documentation of such fees and expenses), the Company will reimburse you up to $6,000 for the reasonable attorneys’ fees and expenses you incurred (if any) relating to the review and negotiation of this Agreement. You must submit any request for reimbursement of such attorneys’ fees and expenses within six (6) months of when such fees and expenses are incurred.

d) No Retirement Benefits will be paid or provided unless you timely sign, deliver to the Company and do not revoke this Agreement after both the Delivery Date and the Last Day of Employment, as provided in Paragraph 2(c) above. If you timely sign, deliver to the Company and do not revoke this Agreement after the Delivery Date but you do not sign the Agreement after the Last Day of Employment, or you revoke that signature, the Agreement will remain in effect, except that no Retirement Benefits will be paid or provided. However, in that event, your employment with the Group Companies will nevertheless terminate on the Last Day of Employment. In the event of any breach of any of the Conditions, all Retirement Benefits shall immediately cease and any accrued but unused Rollover Vacation Time shall immediately be forfeited, and no further payments or vesting of the Retirement Benefits or the Rollover Vacation Time will occur.

e) You acknowledge that upon your execution of the First Release, you will have no right to any severance payments or benefits under the Employment Agreement or otherwise, and that the only payments or benefits you may receive from any Group Company in connection with your termination of employment will be the Retirement Benefits, which are subject to the terms of this Agreement.

3. Other Termination of Employment.

a) If you elect to terminate employment voluntarily before the Scheduled Last Day of Employment, no further payments will be made to you under this Agreement or the Employment Agreement, except for the accrued obligations described in Paragraph 2(a) above; provided that if you sign and do not revoke the First Release and the Second Release, and you otherwise meet the Conditions described in Paragraph 2(c) above, (i) you shall receive accelerated vesting of your outstanding RSUs that vest solely on the basis of continued employment (other than the Promotion RSUs), as described in Paragraph 2(c)(i) above, and (ii) any outstanding PSUs will continue to vest as described in Paragraph 2(c)(ii) above.

b) If your employment terminates before the Scheduled Last Day of Employment on account of death, no further payments will be made to you or your estate under this Agreement or the Employment Agreement, except for the accrued obligations described in Paragraph 2(a) above. Your outstanding RSUs and PSUs shall be subject to vesting according to the terms of the applicable grant agreements.

c) Notwithstanding anything in this Agreement to the contrary, if you engage, or are found to have engaged, in any conduct that constitutes Cause, the Company may terminate your employment before the Scheduled Last Day of Employment, in which case no further payments will be made to you under this Agreement or the Employment Agreement, except for the accrued obligations described in Paragraph 2(a), as applicable.

4. Release.

a) In consideration of your eligibility to receive the Retirement Benefits provided for in Paragraph 2(c) above, to the fullest extent permitted by law, you, on behalf of yourself and any person or entity claiming by, through, or under you (including without limitation your heirs, executors, administrators, spouse, personal representatives and assigns), release and discharge the Group Companies and their past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, attorneys, agents, benefit plans, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorneys’ fees and costs, and demands whatsoever (“Claims”) which you (or any person or entity claiming by, through, or under you) have, had, or may have, against the Released Parties or any of them arising at any time through the date of each execution of this Agreement, whether known or unknown, accrued or unaccrued, contingent or noncontingent. The Claims described in this subsection (a) include without limitation, (i) any and all Claims relating to your employment with any Group Company and the cessation thereof, (ii) any and all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including but not limited to, Claims under

Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the New York State and New York City Human Rights Laws, and all state and local analogues of such statutes, each as amended, (iii) any and all Claims under all federal, state, and local statutes, rules, regulations, or ordinances, each as amended, including but not limited to, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the New York Labor Laws, the New York Whistleblower Protection Law (to the fullest extent they may be released under applicable law), the New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), the New York AIDS/HIV confidentiality law (N.Y. Public Health Law §2780), the New York Equal Pay Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York Sick Leave Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, and retaliation provisions of New York Workers’ Compensation Law, and (iv) any and all Claims under the common law of any jurisdiction, including but not limited to, breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, and wrongful discharge; provided, however, that you do not release or discharge the Released Parties from the obligations described in Paragraph 4(d) below. It is your intention that the language relating to the description of Claims in this subsection (a) will be given the broadest possible interpretation permitted by law. It is understood that nothing in this Paragraph 4 is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied. Except as otherwise provided in this Agreement, you understand that as a result of executing this Agreement, you will not have the right to assert any Claims that the Company or any other of the Released Parties unlawfully terminated your employment or violated any of your rights in connection with your employment or otherwise.

b) You agree and covenant not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this Agreement. If you do, and the action is found to be barred in whole or in part by this Agreement, you agree to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Agreement. You will not seek or accept any relief obtained on your behalf by any private party, class, or otherwise with respect to any Claims released in this Agreement, and, in the event you receive such monetary relief, the Company will be entitled to an offset for the payments made pursuant to such agreement. Nothing in this Agreement precludes you from challenging the validity of this Agreement under the requirements of the Age Discrimination in Employment Act, and you will not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. You, however, acknowledge that this Agreement applies to all Claims that you have under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of your Claims under that Act will be extinguished by execution and non-revocation of this Agreement. The parties further agree that nothing in this Agreement will preclude or prevent you from filing a charge with, providing information to, or cooperating with the U.S. Equal

Employment Opportunity Commission, the U.S. Securities and Exchange Commission, or other government agency, as described in Paragraph 11 below, and you understand that you do not need the prior authorization of any of the Released Parties prior to taking any such action. This Agreement does not limit your right to receive an award from any government agency, including but not limited to the Securities and Exchange Commission, that provides awards for providing information relating to a potential violation of law.

c) Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

d) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under the COBRA health continuation law; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right you have to indemnification, contribution or defense pursuant to any applicable bylaw, Company policy or insurance policy; or (viii) any claim that is not otherwise waivable under applicable law.

5. Violations of Any Law or of the Employment Agreement.

a) You hereby agree, promise and covenant that during your employment with the Company: (i) you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not violate any of the Restrictive Covenants (all matters described in clauses (i) and (ii), “Violations”); and

b) You acknowledge and understand that if the Company should discover any such Violations as described in Paragraph 5(a) after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

6. Return of Company Documents and Property. Subject to Paragraph 11, you agree that, as of the date of this letter, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information (as defined in the Employment Agreement), other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment with the Company or otherwise belonging to any Group Company. Subject to Paragraph 11, to the extent you have retained any Group Company property or Confidential Information on any electronic or computer equipment belonging to you or under your control, you agree to so advise the Company and to permanently delete all such property or Confidential Information and all copies, and to allow the Company reasonable access to such equipment for purposes of permanently deleting all such property or Confidential Information. You shall provide such written assurances of your compliance with this Paragraph 6 as the Company may reasonably request.

7. No Additional Entitlements. You agree that: (i) you have received all entitlements due from any Group Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

8. Cooperation. You agree to cooperate with the Company, in good faith and upon reasonable request by the Company, in connection with any pending, potential or future claim, investigation or action that directly or indirectly relates to any action, event or activity about which you may have knowledge in connection with or as a result of your employment by the Company. Such cooperation will include all assistance that the Company, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, in each case consistent with your other obligations under this Agreement and with your other personal and professional commitments after the Last Day of Employment; provided, however, that the Company will promptly pay, or reimburse you for, any reasonable expense that you incur in connection with any cooperation under this Paragraph 8.

9. Confidentiality of the Agreement. Except as expressly permitted in Paragraph 11 of this Agreement or if otherwise required by law or publicly disclosed by the Company, you agree that you shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.

10. Other Agreements and Obligations. The Company incorporates by reference, as if fully set forth herein, the Restrictive Covenants. You agree that, notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in the Employment Agreement and Employee Confidentiality Agreement, each as modified by this Agreement, remain in full force and effect. For the avoidance of doubt, you acknowledge your ongoing obligations under, and agree to comply with Section 7 (Covenants), as modified by this Agreement, and Section 10 (Inventions) of the Employment Agreement for the durations as set forth therein, as well as the continuing applicability of Section 9 (Clawback Policy), Section 11 (Assignability; Binding Nature), Section 18 (Governing Law), and Section 19 (Resolution of Disputes) of the Employment Agreement, as well as the Employee Confidentiality Agreement, as modified by this Agreement. The Company acknowledges its agreements and obligations under Section 7 (Covenants), as modified by this Agreement, and Section 8 (Indemnification) of the Employment Agreement.

11. Permitted Conduct.

a) Notwithstanding anything in this Agreement, the Employment Agreement, the Employee Confidentiality Agreement or elsewhere, nothing shall prevent you from: (i) using and disclosing documents and information in connection with the good faith performance of your duties for the Company or any of its affiliates; (ii) cooperating fully with, or participating in, any investigation conducted by any governmental agency; (iii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving your rights or obligations under this Agreement or otherwise in connection with your employment with the Company (or the termination of such employment) or (y) when required by law, by legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to make such statements or to disclose such documents and information, provided that you both give the Company advance notice of any such disclosure to the extent legally allowable and cooperates (at the Company’s sole expense) in good faith with any effort the Company may make to seek a protective order concerning the confidentiality of any such disclosure; (iv) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to your personal rights and obligations and your rolodex (and electronic equivalents); (v) disclosing your post-employment restrictions in confidence in connection with any potential new employment or business venture; (vi) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice; or (vii) using and disclosing documents and information at the request of the Company or its attorneys or agents. Notwithstanding anything in this Agreement, the Employment Agreement, the Employee Confidentiality Agreement or elsewhere, nothing shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct.

12. Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to you by the any Group Company or Released Party, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

13. Acknowledgments. You hereby acknowledge that:

a) The Company advises you to consult with an attorney before signing this Agreement;

b) You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c) You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d) You have had and will have a minimum of twenty-one (21) days to review and consider this Agreement from the Delivery Date or the Last Day of Employment, as applicable;

e) If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 13(d) above has expired;

f) You have a right to revoke this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement;

g) In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

h) No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement. Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of any Group Company for any period of time; and

i) You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 13(d) above.

14. Miscellaneous.

a) Entire Agreement. Subject to Paragraph 10 above, and except as the Employment Agreement has been expressly incorporated by reference, this Agreement sets forth the entire agreement between you and the Company and supersedes and replaces the Employment Agreement and any other oral or written agreement between you and any Group Company relating to the subject matter of this Agreement.

b) Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties’ respective heirs, executors, administrators, legal representatives and assigns.

c) Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the State of New York, New York County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

d) Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

e) Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

f) Breach. You acknowledge that if you breach your commitments to the Company agreed upon in this Agreement, you will forfeit the Retirement Benefits set forth in Paragraph 3(b) and will be subject to suit by the Company for damages and equitable relief relating to such breach.

g) Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

i) Effective Date. This Agreement shall become effective for the first time upon the expiration of the seven (7) day revocation period provided for in Paragraph 13(f) above following the Delivery Date and shall become effective for the second time upon the expiration of the seven (7) day revocation period provided for in Paragraph 13(f) above following the Last Day of Employment, provided that you have timely signed and not revoked this Agreement following each of the Delivery Date and the Last Day of Employment.

[Signature page follows]

If the above accurately states our agreement, including the separation, waiver and release, kindly sign the Agreement within twenty-one (21) days following the Delivery Date and again within twenty-one (21) days following the Last Day of Employment, and, in each case, return them to me. I will sign it and return a copy to you.

By signing below, I represent and warrant that I fully understand the terms of this Agreement, that I have been encouraged to seek, and have sought, the benefit of advice of legal counsel, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as my own free act.

Sincerely,

CHIMERA INVESTMENT CORPORATION

By:	/s/ Phillip J. Kardis II

Title: CEO

Date: January 10, 2024

FIRST RELEASE: (to be signed within twenty-one (21) days following the Delivery Date)

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Choudhary Yarlagadda
Choudhary Yarlagadda

Date: January 10, 2024

SECOND RELEASE: (to be signed within twenty-one (21) days following the Last Day of Employment)

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Choudhary Yarlagadda

Date:

[Signature Page to Choudhary Yarlagadda Transition, Separation and Release Agreement]